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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              -------------------

                                   FORM 8-A/A
                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
              PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT" )

           Transmedia Network Inc.                     84-6028875
        (Exact Name of Registrant as       (I.R.S. Employer Identification No.)
          Specified in Its Charter)

                  Delaware                                 33181
  (State of Incorporation or Organization)               (Zip Code)

11900 Biscayne Boulevard, North Miami, Florida
   (Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:
                                     (If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

                 Title of Each Class                                                   Name of Each Exchange on
                 to be so Registered                                             Which Each Class is to be Registered
                 -------------------                                             ------------------------------------
      Common Stock, par value $.02 per share                                             American Stock Exchange
------------------------------------------------------                   -----------------------------------------------------

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

   Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                                 Not Applicable
              ---------------------------------------------------
                                (Title of Class)

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Item 1.  Description of Registrant"s Securities to be Registered

         The description of the Common Stock, $.02 par value per share, of Transmedia Network Inc., a Delaware corporation, contained in the Registration Statement on Form 8-A of Transmedia Network Inc. filed with the Securities and Exchange Commission on June 14, 1995 is hereby amended and restated in its entirety.

         Holders of the common stock, par value $0.02 per share (the "Common Stock"), of Transmedia Network Inc., a Delaware corporation (the "Company"), are entitled to one vote per share held of record on matters to be voted upon by the stockholders.

         Holders of Common Stock are entitled to receive dividends out of funds legally available for distribution when and if declared by the Company's Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding-up of the Company, subject to preferences that are applicable to any series of the Company's preferred stock, par value $0.10 per share, then outstanding.

         Holders of Common Stock have no subscription, redemption or conversion rights, and, under Delaware law, holders have no preemptive rights to acquire unissued shares, treasury shares or securities convertible into such shares.

         All outstanding shares of Common Stock are, and all shares of Common Stock to be issued in the future (assuming the issuance of such shares will have been duly authorized by the Company and issued against receipt of the consideration approved by the Company, which will be no less than the par value thereof) will be, duly authorized and validly issued, fully paid and non-assessable.

         Pursuant to the Company's Certificate of Incorporation, the Board of Directors is authorized to fix the number of directors to serve on such Board. The Company's Board of Directors is elected annually, with each term expiring at the annual meeting of stockholders.

         The Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

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         Additionally, the Company's Certificate of Incorporation contains provisions which require the affirmative vote of at least 80% of the voting power of the corporation entitled to vote generally in the election of directors to approve certain business combinations with a holder of 10% or greater of the voting power of the Company or certain affiliates of any such holder, unless the transaction is approved by a majority of disinterested directors (as defined in the Certificate of Incorporation) and certain price and procedural requirements are met.

Item 2.  Exhibits

         All exhibits required by Item 2 will be supplied to the American Stock Exchange.


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                                    SIGNATURE

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   TRANSMEDIA NETWORK INC.

Date:     April 11, 2001           By:      /s/ Stephen E. Lerch
                                        ------------------------------
                                         Name:  Stephen E. Lerch
                                         Title: Executive Vice President
                                                and Chief Financial Officer